Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No. 333-3656) pertaining to the 1995 Director Option Plan of Adept Technology, Inc. of our report dated August 19, 2005, with respect to the consolidated financial statements and schedule of Adept Technology, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, and for each of the two years in period ended June 30, 2005, included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

November 16, 2006